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                                   EXHIBIT 23

                        CONSENT OF INDEPENDENT AUDITORS

     We consent to the incorporation by reference in this Annual Report (Form 10-K) of OHM Corporation and subsidiaries of our report dated February 1, 1995, included in the 1994 Annual Report to Shareholders of OHM Corporation and subsidiaries.

     Our audits also included the financial schedule of OHM Corporation and subsidiaries listed in Item 14(a). This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

     We also consent to the incorporation by reference in the Registration Statements (Form S-8 No. 33-28025 and No. 33-24953) pertaining to the OHM Corporation Stock Option Plan and OHM Corporation Retirement Savings Plan and in the related Prospectuses of our report dated February 1, 1995, with respect to the consolidated financial statements incorporated herein by reference, and our report included in the preceding paragraph with respect to the financial schedules included in this Annual Report (Form 10-K) of OHM Corporation and subsidiaries.

                                          ERNST & YOUNG LLP

Columbus, Ohio
March 30, 1995